WELLINGTON HALL, LIMITED AND SUBSIDIARIES

                   EXHIBIT 11 - EARNINGS PER SHARE COMPUTATION

                                              2000             1999             1998
                                          ------------     ------------     ------------
Basic
   Weighted Average Shares Outstanding       3,781,553        2,315,458        2,289,887
                                          ============     ============     ============

   Net Loss                               $   (150,885)        (570,914)    $ (1,013,225)
                                          ============     ============     ============

   Per share amount                       $      (0.04)    $      (0.25)    $      (0.45)
                                          ============     ============     ============

Diluted
   Weighted Average Shares Outstanding       3,781,553        2.315.458        2,289,887
                                          ============     ============     ============

   Diluted potential common shares
     outstanding during the years                    0                0                0

   Total Shares                              3,781,553        2,315,458        2,289,887
                                          ============     ============     ============

   Net Loss                               $   (150,885)        (570,914)    $ (1,013,225)
                                          ============     ============     ============

   Per Share Amount                       $      (0.04)    $      (0.25)           (0.45)
                                          ============     ============     ============